Exhibit 8.1

SUBSIDIARIES OF SEANERGY MARITIME HOLDINGS CORP.

Subsidiary	Jurisdiction of Incorporation
Seanergy Management Corp.	Marshall Islands
Martinique International Corp.	British Virgin Islands
Harbour Business International Corp.	British Virgin Islands
Pembroke Chartering Services Limited	Malta
Sea Glorius Shipping Co.	Marshall Islands
Sea Genius Shipping Co.	Marshall Islands
Seanergy Shipmanagement Corp.	Marshall Islands
Leader Shipping Co.	Marshall Islands
Premier Marine Co.	Marshall Islands
Gladiator Shipping Co.	Marshall Islands
Guardian Shipping Co.	Marshall Islands
Champion Ocean Navigation Co.	Liberia
Squire Ocean Navigation Co.	Liberia
Maritime Capital Shipping Limited	Bermuda
Maritime Capital Shipping (HK) Limited	Hong Kong
Maritime Glory Shipping Limited	British Virgin Islands
Maritime Grace Shipping Limited	British Virgin Islands
Atlantic Grace Shipping Limited	British Virgin Islands
Emperor Holding Ltd.	Marshall Islands
Lord Ocean Navigation Co.	Liberia
Knight Ocean Navigation Co.	Liberia
Partner Shipping Co.	Marshall Islands